Exhibit (h)(1)(i)

AMENDMENT NO. 1

TO

MASTER DISTRIBUTION AGREEMENT

This Amendment No. 1 (“Amendment”) dated as of the December 3, 2012, hereby amends the MASTER DISTRIBUTION AGREEMENT dated October 15, 2012 (the “Agreement”) by and between INVESCO VAN KAMPEN SENIOR LOAN FUND (the “Fund”), with respect to each class of shares (the “Shares”) of the Fund, and INVESCO DISTRIBUTORS, INC., a Delaware corporation (the “Distributor”).

WHEREAS, the parties agree to amend the Agreement to change the name of Invesco Van Kampen Senior Loan Fund to Invesco Senior Loan Fund;

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

INVESCO SENIOR LOAN FUND

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President

INVESCO DISTRIBUTORS, INC.

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President